THE RATIONAL INVESTOR ADVISORS, LLC

CODE OF ETHICS

The Rational Investor Advisors, LLC (the “Company”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Adviser Personnel and to ensure that all Adviser Personnel comply with the federal securities laws.  This Code is designed to comply with the Company’s obligations under Investment Advisers Act Rule 204A-1 and, with respect to any investment company registered under the Investment Company Act for which the Company serves as an investment adviser (a “Fund”), this Code is designed to comply with the Company’s obligations under Investment Company Act Rule 17j-1.  Capitalized terms used in this Code, if not defined in the text of the Code, have the meanings specified in Part II below.

PART I

STATEMENT OF FIDUCIARY STANDARDS

Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code that are based on the principle that the Company’s Adviser Personnel act as fiduciaries for the Company’s Clients.  Therefore, Adviser Personnel must conduct their activities at all times in accordance with the following standards:

The interests of Clients must always be paramount

Adviser Personnel have a legal, fiduciary duty to place the interests of Clients first. In any decision relating to their personal investments, Adviser Personnel must scrupulously avoid serving their own interests ahead of those of any Client.

Adviser Personnel may not take advantage of their relationship with Clients

Adviser Personnel should avoid any situation (such as unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Company) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.

All personal securities transactions should avoid any actual or potential conflicts of interest or improprieties

Adviser Personnel must avoid any activity that creates an actual or potential conflict of interest o possible impropriety with respect to their duties and responsibilities to the Clients or otherwise adversely affects the reputation of the Company.

Adviser Personnel must comply with all applicable laws

In both work-related and personal activities, Adviser Personnel must comply with all applicable laws, including the federal securities laws.

All activities of Adviser Personnel must be guided by and adhere to these fiduciary standards.  The remainder of this Code sets forth specific rules and procedures which are consistent with these standards; however, all activities of Adviser Personnel must conform to these standards, regardless of whether the activity is specifically covered in this Code.

PART II

DEFINITIONS

Adviser Personnel and Adviser Portfolio Personnel

the Company intends that this Code apply to a broad category of Company officers, directors, employees and consultants.  Thus, the definition of “Adviser Personnel” includes the following persons:

•           all employees of the Company; and

•           all Adviser Portfolio Personnel

“Adviser Portfolio Personnel” is in turn a subset of Adviser Personnel who are subject to additional requirements under this Code.  Such persons consist of:

•           all officers of the Company and members of the Company’s board of governors;

•           all Company employees, member-owners or independent contractors or consultants to the Company who (a) have access to nonpublic information regarding any Clients’ purchase or sale of a Security or nonpublic information regarding the portfolio holdings of any Client that is a Fund; or (b) who is involved in making Securities recommendations to Clients or who has access to such recommendations that are nonpublic;

•           all other persons who may be designated as Adviser Portfolio Personnel by the Chief Compliance Officer; and

•           any natural person in a control relationship with the Company or any of the foregoing persons who obtains or has access to information concerning recommendations made to Clients with regard to their purchase or sale of securities including, without limitation, any member of the Immediate Family of such person

Being Considered for Purchase or Sale   A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and remains in effect and, with respect to the person making the recommendation, including the period during which such person seriously considers making such a recommendation.  This definition does not apply to Securities being subject to normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

Beneficial Ownership means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “Pecuniary Interest” in the security.

Chief Compliance Officer means the Company’s Chief Compliance Officer, as appointed from time to time by the Company’s board of governors.

Client means any client of the Company, including a registered investment company (mutual fund) or other person or entity.

Code means this Code of Ethics, as the same may be amended or restated from time to time by the Company’s Board of Governors.

Covered Security means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, and (iv) shares issued by open-end mutual funds other than Company Funds.

Fund means an investment company advised or sub-advised by the Company and any investment company whose investment adviser or principal underwriter is controlled by or is under common control with the Company.

Immediate Family means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.  For purposes of determining whether an Advisory Portfolio Personnel has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Advisory Portfolio Personnel will be presumed to be an “Indirect Pecuniary Interest” of the Advisory Portfolio Personnel, absent special circumstances.

Indirect Pecuniary Interest includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

Personal Securities Transaction means any transaction in a Covered Security in which an Advisory Portfolio Personnel has a direct or indirect Pecuniary Interest.

Purchase or Sale of a Security includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by the Company when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.  These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant Clients.

Restricted List means the list of securities maintained by the Chief Compliance Officer in which trading by Adviser Personnel is generally prohibited.

Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

PART III

PROHIBITED ACTIONS AND ACTIVITIES

Prohibited Transactions and Other Actions

•           No Advisory Portfolio Personnel, in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by any Client shall:

(a)         employ any device, scheme or artifice to defraud any Client;

(b)         make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

(c)         engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

(d)         engage in any manipulative practice with respect to  any Client.

•           No Advisory Portfolio Personnel shall, directly or indirectly, purchase or sell any Security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(a)         is Being Considered for Purchase or Sale by or for any Client; or

(b)         is the subject of a pending buy or sell order by any Client or is programmed for purchase or sale by any Client; or

(c)         was purchased or sold by or for any Client within seven (7) calendar days preceding or following the purchase or sale by such Advisory Portfolio Personnel.

The prohibitions in this subsection shall apply to any purchase or sale by any Advisory Portfolio Personnel of any convertible Security, option, or warrant of any issuer whose underlying Securities are being considered for purchase or sale by any Client.  In extraordinary circumstances, the Chief Compliance Officer may grant prior written approval of transactions that would otherwise be prohibited under this subsection.

•           No Advisory Portfolio Personnel shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, without the prior written approval of the Chief Compliance Officer (including Covered Securities in an initial public offering or in a limited offering (e.g., private placement)).  Note that this means Advisory Portfolio Personnel must obtain prior approval for trades by members of his or her Immediate Family.  The Chief Compliance Officer may condition such approval as he or she deems advisable.  Unless otherwise determined by the Chief Compliance Officer, all approvals expire at the end of the business day following the date of approval.  In reviewing requests for approval of a transaction by an Advisory Portfolio Personnel involving an initial public offering or limited offering, the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to such Advisory Portfolio Personnel by virtue of his or her position with  the Company.

No Advisory Portfolio Personnel may accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Company;

No Advisory Portfolio Personnel may serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that such service would be consistent with the interests of Clients.  Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by The Rational Investor Advisors, LLC involving Covered Securities of a company on whose board they serve; or

Exempted Transactions

The prohibitions on the purchase or sale of Securities described under the heading “Prohibited Transactions and Other Actions” do not apply to the following:

•           Purchases or Sales of Securities effected in any account in which an Advisory Portfolio Personnel has no Beneficial Ownership;

•           Purchases or Sales of Securities which are non-volitional on the part of the Advisory Portfolio Personnel (for example, the receipt of stock dividends);

•           Purchase of Securities made as part of automatic dividend reinvestment plans;

•           Purchases of Securities made as part of an employee benefit plan involving the periodic purchase or company stock or mutual funds; and

•           Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

PART IV

REPORTING AND MONITORING OBLIGATIONS

OF

ADVISORY PORTFOLIO PERSONNEL

the Company is required under the Advisers Act and the 1940 Act to keep records of certain transactions in Covered Securities in which Advisory Portfolio Personnel have direct or indirect Beneficial Ownership.  Advisory Portfolio Personnel should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members.  The following reporting requirements have been adopted to enable the Company to satisfy these requirements:

Disclosure of Personal Brokerage Accounts

Within ten (10) days of the commencement of employment or the commencement of a relationship with the Company, all Advisory Portfolio Personnel are required to submit to the Chief Compliance Officer a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership.  Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date.  In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer must be notified immediately.

The information required by the above paragraph must be provided to the Chief Compliance Officer on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer. These statements and confirms may be sent to: The Rational Investor Advisors, LLC, 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402, for confidentiality purposes.

Initial Holdings Report

Within ten days of becoming an Advisory Portfolio Personnel (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Advisory Portfolio Personnel must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Advisory Portfolio Personnel has any direct or indirect Beneficial Ownership.  This report must state the date on which it is submitted.

Annual Holdings Reports

All Advisory Portfolio Personnel must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted.  Such reports must state the date on which they are submitted.

Quarterly Transaction Reports

All Advisory Portfolio Personnel, shall report to the Chief Compliance Officer the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•           The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•           The price of the Covered Security at which the transaction was effected; and

•           The name of the broker, dealer, or bank with or through whom the transaction was effected.

•           The date the Advisory Portfolio Personnel submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the Company Address set forth above is an acceptable form of a quarterly transaction report.

PART V

ENFORCEMENTS AND PENALTIES

The Chief Compliance Officer shall review the transaction information supplied by Advisory Portfolio Personnel.  If a transaction appears to be a violation of this Code, the transaction will be reported to the Company.

Upon being informed of a violation of this Code, the Company’s Board of Governors may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code.  The Board of Governors shall impose sanctions in accordance with the principle that no Adviser Personnel may profit at the expense of its Clients. Any losses are the responsibility of the violator. Any profits realized on Personal Securities Transactions in violation of the Code must be disgorged in a manner directed by the Board of Governors.

The Chief Compliance Officer at each annual meeting shall issue a report on Personal Securities Transactions by Advisory Portfolio Personnel.  The report shall:

•           Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

•           Identify any violations of this Code and any significant remedial action taken during the prior year; and;

•           Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

PART VI

ACKNOWLEDGMENT

The Company must provide all Adviser Personnel with a copy of this Code.  Upon receipt of this Code, all Adviser Personnel must do the following:

•           All new Adviser Personnel must read the Code, complete all relevant forms supplied by the Chief Compliance Officer (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein within two calendar weeks of employment.

•           Existing Adviser Personnel who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

•           All Adviser Personnel must certify on an annual basis that they have read and understood the Code.